Change in Independent Accountants

Based on the recommendation of the Audit Committee of The Colonial Fund (the "Fund") on June 18, 1999, the Board of Trustees determined not to retain PricewaterhouseCoopers LLP ("PwC") as the independent accountants of the Funds, and voted to appoint Ernst & Young LLP for the fiscal year ended October 31, 1999. During the two most recent fiscal years, PwC's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two most recent fiscal years and through June 18, 1999, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PwC would have caused it to make reference to the disagreements in its report on the financial statements for such years.


December 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements by Liberty Funds Trust III (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR as part of the Trust's Form N-SAR report dated December 30, 1999. We agree with the statements concerning our firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP